Exhibit 99.1
FOR IMMEDIATE RELEASE
Leap Contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
Amy Wakeham, Investor Relations
858-882-9876
awakeham@leapwireless.com
Leap Announces Early Settlement of Cash Tender Offer and
Receipt of Requisite Consents in Consent Solicitation
for Cricket’s 9.375% Senior Notes Due 2014
SAN DIEGO — November 19, 2010 —Leap Wireless International, Inc. (NASDAQ:LEAP) today announced the results of the early settlement of the tender offer by its operating subsidiary, Cricket Communications, Inc., to purchase any and all of its outstanding 9.375% Senior Notes due 2014 (the “Notes”) and the related consent solicitation.
As of 5:00 p.m., New York City time, on November 18, 2010, Cricket had received tenders in respect of $915,828,000 in aggregate principal amount of the Notes, all of which have been accepted for purchase by Cricket. The holders of the accepted Notes will receive total consideration of $1,050.63 per $1,000 principal amount of notes tendered, which will include a $20 consent payment per $1,000 principal amount of notes tendered. The total cash payment to purchase the Notes tendered through November 18, 2010, including accrued and unpaid interest up to, but excluding, November 19, 2010, will be approximately $996.49 million.
Tendering holders also delivered the requisite consents to the adoption of certain proposed amendments to the indenture governing the Notes. Consents authorizing entry into a supplemental indenture containing the proposed amendments were obtained from a majority in aggregate principal amount of the Notes. Accordingly, the supplemental indenture has been executed and will become operative. The supplemental indenture eliminated substantially all of the restrictive covenants, certain affirmative covenants, certain events of default, certain conditions to legal defeasance or covenant defeasance and substantially all of the restrictions on the ability of Cricket or Leap to merge, consolidate or sell all or substantially all of their properties or assets contained in the indenture governing the Notes.
Holders who have not already tendered Notes may continue to do so at any time prior to the expiration of the tender offer at midnight, New York City time, on December 3, 2010, unless extended or earlier terminated. However, such holders will not be entitled to receive the consent payment. Withdrawal

Leap Announces Early Settlement of Cash Tender Offer and Receipt of Requisite Consents in Consent Solicitation for Cricket’s 9.375% Senior Notes Due 2014

rights for the tender offer have expired. Accordingly, holders may not withdraw Notes previously or hereafter tendered except as contemplated by the tender offer.
If not all Notes are validly tendered pursuant to the tender offer, Cricket will redeem any untendered Notes in accordance with the indenture governing the Notes.
Cricket has engaged Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated as the Dealer Managers and Solicitation Agents for the tender offer and consent solicitation. D.F. King & Co., Inc. is acting as the Information Agent and Depositary for the tender offer and consent solicitation.
This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made solely pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent, each dated November 4, 2010. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Neither Leap, Cricket, the Dealer Managers nor the Information Agent and Depositary, nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.
About Leap
Leap provides innovative, high-value wireless services to a young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures operate in 35 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Leap is a registered service mark of Leap Wireless International, Inc. Cricket is a registered trademark of Cricket Communications, Inc.

Leap Announces Early Settlement of Cash Tender Offer and Receipt of Requisite Consents in Consent Solicitation for Cricket’s 9.375% Senior Notes Due 2014

Forward-Looking Statements
This press release contains “forward-looking statements,” including statements regarding the payment of tender offer consideration and the redemption of any untendered Notes, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “will,” “may” and similar expressions. Such statements reflect management’s current expectations and judgment as of the date of this press release. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things, the completion of the tender offer and other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 3, 2010.
All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements
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